Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2014
FOURTH QUARTER ENDED FEBRUARY 1, 2014

Consolidated Results

Fourth Quarter

Sales

Net sales in the thirteen-week fourth quarter of Fiscal 2014 decreased 0.5% to $793 million from $797 million in the fourteen-week fourth quarter of Fiscal 2013. Net comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses were as follows:

Comparable Sales
	4th Qtr	4th Qtr	12 Mos.	12 Mos.
Same Store Sales:	FY14	FY13	FY14	FY13
Journeys Group	-1%	-1%	-2%	6%
Schuh Group	-7%	5%	-9%	7%
Lids Sports Group	3%	-12%	-1%	-4%
Johnston & Murphy Group	7%	0%	7%	3%
Total Genesco	0%	-4%	-2%	3%

	4th Qtr	4th Qtr	12 Mos.	12 Mos.
Comparable Direct Sales:	FY14	FY13	FY14	FY13
Journeys Group	20%	14%	18%	8%
Schuh Group	-7%	17%	-4%	13%
Lids Sports Group	18%	27%	26%	9%
Johnston & Murphy Group	26%	10%	15%	13%
Total Genesco	10%	17%	11%	11%

	4th Qtr	4th Qtr	12 Mos.	12 Mos.
Same Store and Comparable Direct Sales:	FY14	FY13	FY14	FY13
Journeys Group	0%	-1%	-1%	6%
Schuh Group	-7%	7%	-8%	8%
Lids Sports Group	4%	-10%	0%	-3%
Johnston & Murphy Group	11%	2%	8%	4%
Total Genesco	1%	-2%	-1%	3%

Through March 8, 2014 first quarter same store sales for the Company were down 2% and direct sales decreased 2% on a comparable basis; combined comparable sales were down 2%.

Exhibit 99.2

Gross Margin

Fourth quarter gross margin was 48.7% this year compared with 48.2% last year. All business units experienced stronger gross margin with the exception of Licensed Brands, which experienced some downward pressure on gross margin.

Asset Impairments and Other, Net
“Asset impairments and other” charges for the fourth quarter of Fiscal 2014 were $5.7 million. This amount is made up of expenses related to network intrusion litigation, asset impairments, retail store lease termination expenses, and other legal expenses. Last year’s fourth quarter charges of $16.1 million included expenses of $15.4 million related to assessments from the major credit card companies in connection with the network intrusion and asset impairments.

SG&A

Selling and administrative expense for the fourth quarter of Fiscal 2014 increased to 38.5% of sales from 38.3% for the same period last year. Included in expenses this quarter is $3.0 million, or $0.13 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. In addition, the quarter’s SG&A includes a gain of $1.5 million, or $0.04 per share, recognized in connection with the change in accounting for certain bonus awards payable under the Company’s EVA Incentive Plan disclosed by the company in the second quarter of Fiscal 2014, while last year’s fourth quarter SG&A expense reflects a gain of $0.2 million, or $0.00 per diluted share, recognized in connection with the accounting change. Excluding the deferred purchase price expense and the effects of the bonus related accounting charge in both periods, SG&A as a percent of sales was 38.3% for the fourth quarter this year, up 40 basis points from last year’s 37.9%. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule posted on the Company’s website in conjunction with this document.

Also included in fourth quarter SG&A expense, but not eliminated from the adjusted expense, is $6.0 million or $0.20 per diluted share this year, and $6.3 million, or $0.20 per diluted share last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £25 million to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, we anticipate quarterly accruals through Fiscal 2015 for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned.

Operating Income

Genesco’s operating income for the fourth quarter was $75.2 million this year compared with $62.8 million last year. Operating income this year included $3.0 million in deferred purchase price expense and a gain of $1.5 million from the accounting change for bonus awards, as well as the $5.7 million network intrusion expenses, asset impairments, lease termination expenses, and other legal expenses discussed above. Last year, fourth quarter operating income included the $16.1 million of intrusion-related assessments and asset impairments discussed above. Excluding these items from both periods, adjusted operating income for the fourth quarter was $82.4 million this year compared with $82.0 million

Exhibit 99.2

last year. Adjusted operating margin was 10.4% in Fiscal 2014 and 10.3% in Fiscal 2013. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.2 million, compared with $1.4 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $74.0 million, including the gain of $1.5 million related to the accounting change for bonus awards, the $5.7 million for network intrusion expenses, asset impairments, lease termination expense, and other legal matters, and the deferred purchase price-related expense of $3.0 million referred to above. Last year’s fourth quarter pretax earnings were $61.4 million, which reflected approximately $16.1 million of intrusion-related expenses and asset impairments, and $3.2 million of deferred purchase price expenses. Excluding these items from both years’ results, pretax earnings for the quarter were $81.2 million this year compared to $80.6 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 43.0% this year, compared to 36.6% last year. The adjusted tax rate, reflecting the exclusion of the expenses discussed above, was 37.1% this year compared to 36.2% last year. The difference in tax rate this year compared to last year is due primarily to the lower earnings contribution from Schuh, which carries a lower tax rate than the U.S. businesses.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $42.2 million, or $1.79 per diluted share, in the fourth quarter this year, compared to earnings of $38.9 million, or $1.64 per diluted share, in the fourth quarter last year. Excluding the items discussed above and adjusting for this year’s higher tax rate, fourth quarter earnings from continuing operations were $51.0 million or $2.16 per diluted share this year, compared with $51.4 million or $2.16 per diluted share last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Fiscal Year 2014

Consolidated net sales increased 0.8% for Fiscal 2014. Adjusting for the 53rd week in Fiscal 2013, we estimate that the sales increase would have been 2%.

Same store sales for the year decreased 2% and comparable direct sales increased 11%. Comparable sales, including both same store sales and comparable direct sales, decreased 1%.

For the full year, operating income was $163.4 million compared to $169.9 million last year. Excluding the items discussed above, adjusted operating income was $196.4 million, compared to $197.1 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is provided in the schedule at the end of this document.

Exhibit 99.2

Diluted earnings per share from continuing operations for Fiscal 2014 decreased to $3.94 from $4.69 for Fiscal 2013. Excluding the items discussed above, adjusted earnings per share were $5.09 compared with $5.06 last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the fourth quarter increased 5% to $251 million from $241 million last year. Adjusted for the 53rd week in Fiscal 2013, we estimate that the sales increase would have been 11%.

Same store sales for the quarter increased 3% this year compared to a 12% decrease last year. Comparable direct sales increased 18% compared with an increase of 27% last year. Comparable sales, including both same store sales and comparable direct sales, increased 4% this year compared to a 10% decrease last year. Quarter-to-date same store sales through March 8, 2014 increased 3%; e-commerce sales increased 3%; and combined comparable sales increased 3%.

The Group’s gross margin as a percent of sales increased 30 basis points compared to last year, primarily due to an improved gross margin in our hat stores in the quarter. Adjusted SG&A expense as a percent of sales increased from 38.5% to 39.1% due to the reversal of bonus accruals in the fourth quarter last year.

The Group’s fourth quarter adjusted operating income was $28.2 million, or 11.2% of sales, compared with $27.5 million or 11.4% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

For Fiscal 2014, the Group’s sales increased 4% to $821 million last year. Adjusting for last year’s 53rd week, we estimate the sales increase would have been 6% year-over-year.

Journeys Group

The Journeys Group’s sales for the quarter decreased 5% to $322 million from $337 million last year. Adjusted for the 53rd week in Fiscal 2013, we estimate that the sales decrease would have been 1%.

Same store sales for the Group were down 1%, compared with a 1% decrease last year; comparable direct sales increased 20% this quarter and 14% last year. Total comparable sales were flat for the quarter compared with 1% decrease last year. Quarter-to-date same store sales through March 8, 2014 decreased 2%; comparable direct sales increased 4%, and combined comparable sales decreased 2%.

Gross margin for the Journeys Group increased by about 70 basis points in the quarter due primarily to lower markdowns.

The Journeys Group’s SG&A expense, excluding the accounting change for bonus awards discussed above, increased by 20 basis points compared with last year. This was caused by increased advertising expenses related to paid search in our Journeys Direct business unit.

The Journeys Group’s adjusted operating income for the quarter was $42.2 million, or 13.1% of sales compared to $42.5 million, or 12.6% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

For Fiscal Year 2014, the Group’s sales decreased 3% to $1.1 billion. Adjusting for last year’s 53 weeks, we estimate the sales decrease would have been 1% year over year.

Schuh Group

Schuh’s sales in the fourth quarter were $122 million, compared to $127 million last year, a decrease of 4%. Adjusting for last year’s 53rd week, we estimate that sales would have been flat. This year’s sales decrease was driven by a combined comparable sales decrease of 7%. Same store sales decreased 7% and comparable direct sales decreased 7% this year. E-commerce sales represented 16% of Schuh’s total sales for the quarter. Quarter-to-date same store sales through March 8, 2014 were down 8%; comparable direct sales decreased 8%; and combined comparable sales decreased 8%.

Schuh’s gross margin increased 20 basis points in the quarter.

Adjusted operating income was $9.6 million, or 7.9% of sales compared with $11.9 million last year or 9.4% of sales. Excluding the contingent bonus payout in both years of $6.0 million, in the current quarter and $6.3 million last year, Schuh’s operating margin would have been 12.8%, compared with 14.3% last year. The negative operating leverage was due to the negative comp as the actual adjusted SG&A in dollars was essentially flat in the quarter.

For Fiscal 2014, Schuh’s sales decreased 2% to $365 million. Adjusted operating income was $18.1 million compared to $19.9 million last year. Operating income as a percent of sales was 5.0% this year compared to 5.4%. Adjusting for the contingent bonus accrual, the operating margin would have been 8.6% of sales this year and 9.7% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales increased 5%, to $73 million, compared to $69 million in the fourth quarter last year. Adjusted for the 53rd week in Fiscal 2013, the sales increase would have increased 10%.

Same store sales increased 7%; direct sales increased 26%; and combined comparable sales increased 11% on top of a 2% increase last year. Direct sales represented about 11% of Johnston & Murphy’s annual sales in Fiscal 2014. Quarter-to-date same store sales through March 8, 2014 were -6%; e-commerce and catalog sales were -6%; and combined comparable sales were -6%.

Johnston & Murphy’s gross margin increased by about 60 basis points for the quarter, due primarily to an increase in initial markons. SG&A expense as a percent of sales increased by 50 basis points due primarily to costs associated with the launching of the Trask brand and increased advertising expenses. Adjusted operating income was $7.2 million, or 9.9% of sales, compared with $6.8 million, or 9.8% of sales last year.

For the full Fiscal 2014, sales increased 11% to $246 million. Adjusted operating income increased by 12.3% to $17.7 million. Adjusted operating income as a percent of sales was 7.2% this year compared to 7.1% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Licensed Brands

Licensed Brands’ sales increased 11% to $25 million in the fourth quarter this year, compared to $23 million in the fourth quarter last year. Adjusted for the 53rd week in Fiscal 2013, sales would have increased 15%. Gross margin was down 190 basis points due primarily to a higher mix of off price sales in the quarter.

SG&A expense was down 350 basis points due to primarily reflecting reductions in selling expense, co-op advertising and compensation.

Adjusted operating income for the quarter was $2.1 million, or 8.5% of sales, compared with $1.5 million, or 6.9% of sales last year.

For Fiscal 2014, Licensed Brands’ sales increased 1% to $110 million. Adjusted operating income was $10.6 million, or 9.7% of sales compared with $10.1 million, or 9.3% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $10.7 million this year compared with $23.4 million last year. They included $5.7 million this year and $16.1 million last year in charges for network intrusion expenses, asset impairments, lease termination expenses and other legal expenses, and the effects of the change in accounting for bonus awards. Excluding these items, corporate expenses were $7.0 million this year compared with $8.2 million last year, primarily due to lower bonus accruals. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $59 million compared with $60 million last year. We ended the quarter with $33.7 million in debt, compared with $50.7 million last year. All of the debt at the end of Fiscal 2014 is U.K. debt assumed in connection with the Schuh acquisition in Fiscal 2012 and new debt incurred in connection with the purchase of additional distribution center space in Fiscal 2014 for Schuh. There was no U.S. debt at the end of Fiscal 2014 and $27.7 million at the end of Fiscal 2013.

We spent $1.6 million in the fourth quarter of Fiscal 2014 in connection with retail acquisitions. For the full year in Fiscal 2014, we spent $13.6 million in connection with acquisitions.

We did not repurchase any stock in the fourth quarter. During Fiscal 2014, we repurchased 338,000 shares at a cost of $21 million, or $61.23 per share. Over the past two years, we have spent about $58 million repurchasing 984,000 shares at an average price of $59.30. We currently have $66 million remaining in the most recent buyback authorization.

Exhibit 99.2

Inventory

Fiscal 2014 year-end inventories were up 12% compared with Fiscal 2013. Retail inventories per square foot increased 6%, down from the 10% increase at the end of the third quarter. Wholesale inventories, which make up about 16% of total inventories, were up 11%. Roughly half of the wholesale inventory increase was caused by Licensed Brands’ decision to accelerate receipts to avoid any manufacturing disruptions arising from the Chinese New Year.

Equity

Equity was $918 million at quarter-end, compared with $824 million last year.

Capital Expenditures and Store Count

For the fourth quarter, capital expenditures were $22.8 million and depreciation and amortization expenses were $17.6 million. Excluding Locker Room by Lids in Macy’s stores and 3 Schuh pop-up stores, we ended the year with 2,539 stores compared with 2,459 stores at the end of last year, or an increase of 3.3%. Square footage increased 6.1% on a year-over-year basis, again excluding the Macy’s locations. During the year, we opened 26 Macy’s locations. The store count as of February 1, 2014 included:

Lids stores (including 110 stores in Canada)	930
Lids Locker Room Stores	128
Lids Clubhouse Stores	49
Journeys Stores (including 31 Stores in Canada)	827
Journeys Kidz Stores	174
Shï by Journeys Stores	50
Underground by Journeys Stores	117
Schuh Stores (including 4 Kids Stores)	96
Johnston & Murphy Stores and Factory Stores (including 7 stores in Canada)	168

Total Stores	2,539
Locker Room by Lids in Macy’s stores	26
Schuh concessions and “pop-up” stores	3
Total Stores and Macy’s Locations	2,568

Exhibit 99.2

For Fiscal 2015, we are forecasting capital expenditures of approximately $149 million. We expect depreciation and amortization of about $80 million for the year. Our current store opening and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected
	Jan 2014	New	Closings	Jan 2015

Journeys Group	1,168	50	(33)	1,185
Journeys stores (U.S.)	796	20	(15)	801
Journeys stores (Canada)	31	5	0	36
Journeys Kidz stores	174	25	(3)	196
Shï by Journeys	50	0	0	50
Underground by Journeys	117	0	(15)	102

Johnston & Murphy Group	168	11	(3)	176

Schuh Group	96	15	0	111
Schuh Stores	92	12	0	104
Schuh Kids	4	3	0	7

Lids Sports Group	1,133	268	(8)	1,393
Lids hat stores (U.S.)	820	30	(7)	843
Lids hat stores (Canada)	110	15	0	125
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	203	223*	(1)	425

Total Permanent Stores	2,565	344*	(44)	2,865
Schuh “pop-up” stores	3	0	(3)	0
Total Stores	2,568	344	(47)	2,865

*Includes 175 Locker Room by Lids in Macy’s stores

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.